IMATION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS


Years Ended December 31,                           1999              1998            1997
----------------------------------------------------------------------------------------------
(In millions, except per share amounts)
Net revenues                                   $  1,412.6       $   1,328.9       $  1,502.1
Cost of goods sold                                  979.0             902.1          1,000.3
----------------------------------------------------------------------------------------------
Gross profit                                        433.6             426.8            501.8

Operating expenses:
   Selling, general and administrative              294.2             366.8            385.9
   Research and development                          76.0              87.8             97.1
   Restructuring                                        -             (16.8)           160.0
----------------------------------------------------------------------------------------------
      Total operating expenses                      370.2             437.8            643.0

Operating income (loss)                              63.4             (11.0)          (141.2)
Interest expense                                      2.1              11.7              9.6
Other (income) and expense, net                      (8.0)             (0.7)            15.0
----------------------------------------------------------------------------------------------
Income (loss) from continuing operations
  before income taxes                                69.3             (22.0)          (165.8)
Income tax provision (benefit)                       27.0              (9.3)           (30.2)
----------------------------------------------------------------------------------------------
Income (loss) from continuing operations             42.3             (12.7)          (135.6)

Discontinued operations:
Income (loss) from operations of discontinued
  businesses, net of income taxes                     4.6              33.4            (44.5)
(Loss) gain on disposal of discontinued
  businesses, net of income taxes                    (3.0)             36.4                -
----------------------------------------------------------------------------------------------
Net income (loss)                              $     43.9       $      57.1       $   (180.1)
==============================================================================================
Earnings (loss) per common share - basic:
     Continuing operations                     $     1.13       $     (0.33)      $    (3.42)
     Discontinued operations                         0.05              1.78            (1.12)
----------------------------------------------------------------------------------------------
     Net income (loss)                         $     1.18       $      1.45       $    (4.54)
Earnings (loss) per common share - diluted:
     Continuing operations                     $     1.12       $     (0.33)      $    (3.42)
     Discontinued operations                         0.05              1.78            (1.12)
----------------------------------------------------------------------------------------------
     Net income (loss)                         $     1.17       $      1.45       $    (4.54)


Weighted average basic shares outstanding            37.3              39.4             39.7

Weighted average diluted shares outstanding          37.6              39.5             39.7
==============================================================================================


The accompanying notes to consolidated financial statements are an integral part of these statements.

IMATION CORP.

CONSOLIDATED BALANCE SHEETS


As of December 31,                                                      1999              1998
-----------------------------------------------------------------------------------------------
(In millions, except per share amounts)
ASSETS
Current assets
   Cash and equivalents                                               $  194.6         $   64.2
   Accounts receivable, net                                              252.4            326.3
   Inventories                                                           191.3            263.7
   Other current assets                                                  133.1            265.7
-----------------------------------------------------------------------------------------------
      Total current assets                                               771.4            919.9
Property, plant and equipment, net                                       212.8            233.8
Other assets                                                             143.4            159.6
-----------------------------------------------------------------------------------------------
      Total assets                                                    $1,127.6         $1,313.3
===============================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Accounts payable                                                   $  104.4         $  128.9
   Accrued payroll                                                        37.0             30.3
   Short-term debt                                                        27.3             25.2
   Other current liabilities                                             188.5            228.8
-----------------------------------------------------------------------------------------------
      Total current liabilities                                          357.2            413.2

Other liabilities                                                         44.0            106.3
Long-term debt                                                             1.1             32.7

Commitments and contingencies

Shareholders' equity
   Preferred stock, $.01 par value, authorized
      25 million shares, none issued and outstanding                         -                -
   Common stock, $.01 par value, authorized
      100 million shares, 42.9 million issued                              0.4              0.4
   Additional paid-in capital                                          1,030.5          1,027.7
   Accumulated deficit                                                   (84.1)          (123.9)
   Accumulated other comprehensive loss                                  (82.1)           (68.5)
   Unearned ESOP shares and other compensation                           (21.2)           (27.6)
   Treasury stock, at cost, 5.7 million and 1.9 million shares
      as of December 31, 1999 and 1998, respectively                    (118.2)           (47.0)
-----------------------------------------------------------------------------------------------
      Total shareholders' equity                                         725.3            761.1
-----------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                      $1,127.6         $1,313.3
===============================================================================================


The accompanying notes to consolidated financial statements are an integral part of these statements.

IMATION CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                         Retained     Accumulated    Unearned
                                            Additional   Earnings       Other       ESOP Shares               Total
                                    Common    Paid-In  (Accumulated) Comprehensive   and Other   Treasury  Shareholders'
(In millions, except share amounts) Stock     Capital     Deficit)       Loss      Compensation    Stock      Equity
-----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996       $  0.4    $ 1,011.5    $   11.2      $  (46.2)    $ (46.6)                  $ 930.3
   Amortization of
    unearned ESOP shares                           0.5                                   9.3                       9.8
   Purchase of treasury stock
    (2,488,132 shares)                                                                            $(60.9)        (60.9)
   Exercise of stock options
    (190,120 shares)                               0.2        (2.2)                                  3.4           1.4
   Value of stock options and
     warrants issued in connection
    with Cemax acquisition                        13.6                                                            13.6
   Comprehensive loss:
    Net loss                                                (180.1)                                             (180.1)
    Net change in cumulative
      translation adjustment                                               (31.9)                                (31.9)
                                                                                                               -------
   Comprehensive loss                                                                                           (212.0)
-----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997          0.4      1,025.8      (171.1)        (78.1)      (37.3)      (57.5)        682.2
   Amortization of
    unearned ESOP shares                          (0.9)       (2.0)                     11.1                       8.2
   Exercise of stock options
    (416,732 shares)                                          (7.9)                                 10.5           2.6
   Other unearned compensation                     1.6                                  (1.4)                      0.2
   Tax benefit from shareholder
    transactions                                   1.2                                                             1.2
   Comprehensive income:
    Net income                                                57.1                                                57.1
    Net change in cumulative
      translation adjustment                                                 9.6                                   9.6
                                                                                                               -------
   Comprehensive income                                                                                           66.7
-----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998          0.4      1,027.7      (123.9)        (68.5)      (27.6)      (47.0)        761.1
   Amortization of
    unearned ESOP shares                           0.9        (0.8)                      6.0                       6.1
   Purchase of treasury stock
    (4,437,343 shares)                                                                             (86.8)        (86.8)
   Exercise of stock options
    (582,092 shares)                                          (3.3)                                 16.2          12.9
   Other unearned compensation                                                           0.4                       0.4
   Tax benefit from shareholder
    transactions                                   1.9                                                             1.9
   Other                                                                                            (0.6)         (0.6)
   Comprehensive income:
    Net income                                                43.9                                                43.9
    Net change in cumulative
      translation adjustment                                               (13.6)                                (13.6)
                                                                                                               -------
   Comprehensive income                                                                                           30.3
-----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999       $  0.4    $ 1,030.5    $  (84.1)     $  (82.1)    $ (21.2)    $(118.2)      $ 725.3
=======================================================================================================================


The accompanying notes to consolidated financial statements are an integral part of these statements.

IMATION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                    1999               1998            1997
---------------------------------------------------------------------------------------------------------------------
(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                       $  43.9            $  57.1         $(180.1)
   Adjustments to reconcile net income (loss) to
      net cash provided by (used in) operating activities:
      Depreciation                                                            72.4              110.5           144.2
      Amortization                                                            15.3               18.9             3.3
      Deferred income taxes                                                  (15.1)              23.7           (45.2)
      Restructuring and other special charges                                    -              (16.8)          241.6
      Gain on sale of medical imaging businesses and related charges             -              (65.0)              -
      Accounts receivable                                                     24.7              (57.6)            0.4
      Inventories                                                             10.2               46.3           (22.0)
      Other current assets                                                   (25.3)              (1.4)          (30.4)
      Accounts payable                                                        (6.8)             (29.6)          (11.6)
      Accrued payroll and other current liabilities                          (25.3)             (89.7)           38.8
      Other                                                                   (9.3)              (2.8)           (5.5)
---------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) operating activities                  84.7               (6.4)          133.5

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                                      (64.1)            (132.4)         (116.3)
   Capitalized software                                                          -              (59.3)          (97.8)
   Acquisitions, net of cash acquired                                            -                  -           (29.0)
   Proceeds from sale of photo color and medical imaging businesses          201.9              389.2               -
   Other                                                                       5.0               50.1             2.5
---------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) investing activities                 142.8              247.6          (240.6)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in short-term debt                                               3.5               (9.4)            5.8
   Other borrowings of debt                                                   53.1              201.7           505.2
   Other repayments of debt                                                  (83.7)            (486.2)         (312.6)
   Purchase of treasury stock                                                (86.8)                 -           (60.9)
   Exercise of stock options                                                  12.9                2.6             1.4
   Decrease in unearned ESOP shares                                            6.0               11.1             9.3
---------------------------------------------------------------------------------------------------------------------
         Net cash (used in) provided by financing activities                 (95.0)            (280.2)          148.2
Effect of exchange rate changes on cash and equivalents                       (2.1)              (0.3)            0.7
---------------------------------------------------------------------------------------------------------------------
Change in cash and equivalents                                               130.4              (39.3)           41.8
Cash and equivalents - beginning of year                                      64.2              103.5            61.7
---------------------------------------------------------------------------------------------------------------------
Cash and equivalents - end of year                                         $ 194.6            $  64.2         $ 103.5
=====================================================================================================================


The accompanying notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND
Imation Corp. (the Company) became an independent, publicly-held company as of July 1, 1996, when Minnesota Mining and Manufacturing Company (3M) spun off its data storage and imaging systems businesses as an independent, publicly-held company. The Company is a global leader in the data storage and information management, color management and imaging industries.

BASIS OF PRESENTATION
On August 2, 1999, the Company closed on the sale of its worldwide Photo Color Systems business and its manufacturing facility in Ferrania, Italy. As a result of this sale, the Company has completed the disposition of its Medical Imaging and Photo Color Systems segment and, therefore, these operations are presented in the Company's Statements of Operations as discontinued operations for all years presented. Unless otherwise noted, disclosures of revenues and expenses in the Notes to Consolidated Financial Statements refer to continuing operations only.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS. Certain balance sheet amounts in the prior year's financial statements have been reclassified to be consistent with the current period's presentation. These reclassifications had no impact on total shareholders' equity.

FOREIGN CURRENCY. Local currencies are considered the functional currencies outside the U.S., except for Imation Europe B.V., the Company's European holding company, and subsidiaries located in highly inflationary economies, where the U.S. dollar is considered the functional currency. Generally, income and expense items are translated at average rates of exchange prevailing during the year. For operations in local currency environments, assets and liabilities are translated at year-end exchange rates with cumulative translation adjustments included as a component of shareholders' equity. For operations in which the U.S. dollar is considered the functional currency, certain financial statement amounts are translated at historical exchange rates, with all other assets and liabilities translated at year-end exchange rates. These translation adjustments are reflected in the results of operations. Net foreign currency exchange losses included in results of operations were $13.8 million in 1997 and were not material in 1999 and 1998.

DERIVATIVE FINANCIAL INSTRUMENTS. The Company uses, or may use from time-to-time, foreign currency and commodity forward and option contracts and interest rate swaps to manage risks generally associated with interest rate and exchange rate volatility. In general, hedging instruments are designated as, and effective as, hedges and are highly correlated as required by generally accepted accounting principles. Instruments that do not qualify for hedge accounting are marked to market with changes recognized currently in the results of operations. The Company does not hold or issue derivative financial instruments for trading purposes and is not a party to leveraged derivatives.

Realized and unrealized gains and losses on foreign currency and commodity forward and option contracts for qualifying hedge instruments are deferred until offsetting gains and losses on the underlying transactions are recognized in earnings. These gains and losses generally are recognized as an adjustment to cost of goods sold for inventory-related hedge transactions, or as adjustments to foreign currency transaction gains/losses included in non-operating expenses for foreign denominated payables- and receivables-related hedge transactions. For interest rate swaps, the differential paid or received on the swaps is recognized on an accrual basis as an adjustment to interest expense. Gains and losses on terminated foreign currency and commodity forward and option contracts are deferred until the underlying hedged item is recognized in the results of operations. Gains and losses on terminated interest rate swaps are amortized and reflected in interest expense over the remaining term of the underlying debt. Cash flows attributable to these financial instruments are included with cash flows of the associated hedged items.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective January 1, 2000. The Company does not anticipate that the adoption of SFAS No. 133 will have a material impact on its financial statements.

FAIR VALUE DISCLOSURE OF OTHER FINANCIAL INSTRUMENTS. The Company's other financial instruments consist principally of cash and equivalents, and short-term receivables and payables, for which their current carrying amounts approximate fair market value.

CONCENTRATIONS OF CREDIT RISK. The Company sells a wide range of products and services to a diversified base of customers around the world and performs ongoing credit evaluations of its customers' financial condition, and therefore believes there is no material concentration of credit risk.

CASH EQUIVALENTS. Cash equivalents consist of temporary investments purchased with original maturities of three months or less.

INVENTORIES. Inventories are stated at the lower of cost or market, with cost generally determined on a first-in, first-out basis.

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost. Maintenance and repairs are expensed as incurred. Periodic reviews for impairment of the carrying value of property, plant and equipment are made based on undiscounted expected future cash flows. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the related accounts and resulting gains or losses are reflected in the results of operations.

Plant and equipment are generally depreciated on a straight-line basis over their estimated useful lives. The estimated depreciable lives range from 20 to 40 years for buildings and 3 to 15 years for machinery and equipment. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement.

INTANGIBLE ASSETS. Intangible assets consist primarily of capitalized software and goodwill. The Company capitalizes certain external and internal costs related to the design and implementation of internally developed software, along with related interest. Intangible assets are amortized over their estimated useful lives, which currently range from five to eight years. The carrying amount of intangible assets is periodically reviewed to assess recoverability based on undiscounted expected future cash flows.

REVENUE RECOGNITION. Revenue is recognized upon shipment of goods to customers or upon performance of services. Revenues from service contracts are deferred and recognized over the life of the contracts as service is performed.

RESEARCH AND DEVELOPMENT COSTS. Research and development costs are charged to expense as incurred.

ADVERTISING COSTS. Advertising costs are charged to expense as incurred and totaled approximately $35 million, $53 million and $56 million in 1999, 1998 and 1997, respectively. Advertising costs in 1997 include approximately $10 million related to start-up costs for identity development. These costs were not material in 1998 and 1999.

INCOME TAXES. The Company accounts for income taxes under the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method prescribed in SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

TREASURY STOCK. The Company's repurchases of shares of common stock are recorded as treasury stock and are presented as a reduction of shareholders' equity. When treasury shares are reissued, the Company uses a last-in, first-out method and the excess of repurchase cost over reissuance price is treated as an adjustment to retained earnings (accumulated deficit).

STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation using the intrinsic value approach under Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

COMPREHENSIVE INCOME. Comprehensive income (loss) for the Company includes net income (loss) and the effects of currency translation, which are charged or credited to the cumulative translation adjustment account within shareholders' equity. Comprehensive income (loss) for all periods presented is included in the Consolidated Statements of Shareholders' Equity.

EARNINGS PER SHARE. Basic earnings per share is calculated using the weighted average number of shares outstanding during the period adjusted for Employee Stock Ownership Plan (ESOP) shares not committed. Diluted earnings per share is computed on the basis of the weighted average basic shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method. The following table sets forth the computation of the weighted average basic and diluted shares outstanding for:


Years ended December 31,
(In millions)                                           1999           1998           1997
------------------------------------------------------------------------------------------
Weighted average number of shares outstanding
   during the period                                    38.3           40.8           41.5
Weighted average number of shares held by the
   ESOP not committed to be released                    (1.0)          (1.4)          (1.8)
------------------------------------------------------------------------------------------
Weighted average common shares outstanding              37.3           39.4           39.7
Potential common shares resulting from the
   assumed exercise of stock options                     0.3            0.1            0.2
------------------------------------------------------------------------------------------
Total weighted average common shares and
   common share equivalents                             37.6           39.5           39.9
==========================================================================================


Options to purchase 3.7 million and 4.5 million shares of the Company's common stock were outstanding as of December 31, 1998 and 1997, respectively, that were not included in the computation of potential common shares because the effect of the options would be antidulitive. As of December 31, 1999, the number of such options was immaterial. For 1997, no potential common shares were included in the calculation of diluted earnings per share because the Company had a net loss and to do so would have been antidilutive.

NOTE 3 -- SALE OF MEDICAL IMAGING AND PHOTO COLOR SYSTEMS SEGMENT AND
          ACQUISITION

SALE OF MEDICAL IMAGING AND PHOTO COLOR SYSTEMS SEGMENT

On November 30, 1998, the Company sold its worldwide Medical Imaging Systems business (the Medical Imaging Sale) to Eastman Kodak Company (Kodak). In connection with the sale, Kodak acquired the assets and assumed the liabilities of the Company's Medical Imaging Systems business in North America, Latin America and Asia, including manufacturing facilities in Oregon and Minnesota and all the outstanding shares of Cemax-Icon, Inc. (Cemax), a wholly-owned subsidiary of the Company. The formal closings of the sale of the Company's Medical Imaging Systems business in Europe (European Businesses) to Kodak occurred on a country-by-country basis in the first quarter of 1999. Under the terms of the Asset Purchase Agreement (as defined below), beginning December 1, 1998, Kodak was entitled to the operating results and cash flows of the European Businesses. Excluded from the Medical Imaging Sale was the Company's medical imaging/photo color manufacturing facility in Ferrania, Italy (the Ferrania Facility), at which the Company agreed to manufacture wet laser and x-ray film and hardware pursuant to an exclusive supply agreement (the Ferrania Supply Agreement) with Kodak. In exchange for retaining the Ferrania Facility and pursuant to certain conditions, Kodak agreed to pay the Company up to $25.0 million at such time as it was sold.

Under the terms of the asset purchase agreement dated as of July 31, 1998 and amended and restated as of November 30, 1998 between the Company and Kodak (as amended and restated, the Asset Purchase Agreement), Kodak paid the Company $532.2 million in cash prior to December 31, 1998, of which $18.0 million represented a nonrefundable deposit under the Ferrania Supply Agreement. Of the $532.2 million cash proceeds, the Company was restricted from using $143.0 million until the European Businesses were legally transferred to Kodak in the first quarter of 1999; this amount is classified as restricted cash in other current assets in the December 31, 1998 Consolidated Balance Sheet.

The Company recorded a pre-tax gain of $65.0 million ($36.4 million after taxes), net of related costs, in 1998 from the Medical Imaging Sale. The related costs included $40.8 million for the impairment of certain manufacturing assets which were not sold to Kodak, determined based on estimated recoverable costs. In addition, these costs included the write-off of capitalized software costs of $27.9 million which were directly related to the Medical Imaging Systems business, reflecting the abandonment of certain functionality and utility, pension and other curtailment and settlement costs related to employees transferred to Kodak of $16.9 million, and other costs of the transaction.

On August 2, 1999, the Company closed on the sale of its worldwide Photo Color Systems business, together with the Ferrania Facility, the Ferrania Supply Agreement and certain other associated businesses, to Schroder Ventures, through Schroder Ventures' wholly owned affiliate, Ferrania Lux, S.A.R.L. In connection with this transaction, the Company recorded a loss of $3.0 million, net of income tax benefits of $7.1 million, in 1999. Post-closing adjustments to the sale price are expected to be finalized in 2000, and the transaction is expected to generate after-tax cash of approximately $50.0 million, $25.0 million of which arises out of payment from Kodak related to the sale of the Ferrania Facility.

Kodak has challenged the Company's claim for the full $25.0 million as well as claims for other amounts which the Company believes are due from Kodak in connection with the Medical Imaging Sale. The Company has retained cash, as reflected in its financial statements, which it collected on behalf of Kodak in an amount approximately equal to the disputed items. While the Company cannot predict with certainty the ultimate outcome of these disputed items, it believes its positions are supported by the applicable contractual terms.

In connection with the sale of the Medical Imaging and Photo Color Systems businesses, the Company receives reimbursement for certain transition services and distribution agreements that the Company has agreed to provide Kodak for up to a period of two years, and Schroder Ventures while it integrates accounting and information systems. Kodak and Schroder Ventures, at their option, may terminate the transition services agreement with respect to individual categories of service upon prior notice, the length of which varies according to the nature of the service. Reimbursements for these transition services are presented as a reduction of general and administrative expenses in the Consolidated Statements of Operations.

As a result of the sale of the Photo Color Systems business and the Ferrania Facility, the Company has completed the disposition of its Medical Imaging and Photo Color Systems segment. As such, the Company's Consolidated Statements of Operations have been reclassified to present Photo Color Systems and the Medical Imaging Systems businesses as discontinued operations for all years presented. Income (loss) from operations of discontinued businesses include interest expense allocations based on the ratio of net assets of discontinued operations to consolidated net assets plus debt.

The results of discontinued operations for the years ended December 31, 1999, 1998 and 1997 were as follows:


Years Ended December 31,                               1999            1998           1997
-------------------------------------------------------------------------------------------
(In millions)
Net revenues                                         $ 124.7         $ 717.6        $ 699.7
Income (loss) before income taxes                        9.3            66.9          (40.2)
Income tax provision                                     4.7            33.5            4.3
-------------------------------------------------------------------------------------------
Income (loss) from operations of discontinued
  businesses, net of income taxes                        4.6            33.4          (44.5)
(Loss) gain on disposal of discontinued
  businesses, net of income taxes                       (3.0)           36.4              -
-------------------------------------------------------------------------------------------
Total discontinued operations                        $   1.6         $  69.8        $ (44.5)
===========================================================================================



ACQUISITION

In August 1997, the Company acquired all of the outstanding common shares of Cemax for $51.8 million, consisting of $29.0 million in cash (net of cash acquired) and non-cash amounts consisting of $9.2 million representing the Company's previous investment in Cemax preferred shares and $13.6 million related to the fair value of stock options and warrants to acquire approximately 971,000 shares of the Company's common stock to replace stock options and warrants previously granted by Cemax. In addition, the Company issued certain contingent payment rights which allowed Cemax shareholders to receive additional payments of up to $44.8 million if Cemax attained certain revenue targets in the twelve month periods ended June 30, 1998 and 1999. In connection with the sale of the Company's Medical Imaging Systems business, as discussed above, the contingent payment obligations were transferred to Kodak. Operating results for Cemax are included in the Company's results from discontinued operations from the date of acquisition through November 30, 1998, when Cemax was sold as part of the Medical Imaging Sale.

NOTE 4 -- SUPPLEMENTAL BALANCE SHEET INFORMATION

(In millions)                                    1999            1998
-----------------------------------------------------------------------

ACCOUNTS RECEIVABLE
   Accounts receivable                         $  268.0        $  345.5
   Less allowances                                (15.6)          (19.2)
-----------------------------------------------------------------------
     Accounts receivable, net                  $  252.4        $  326.3

INVENTORIES
   Finished goods                              $  123.8        $  166.4
   Work in process                                 14.6            48.8
   Raw materials and supplies                      52.9            48.5
-----------------------------------------------------------------------
     Total inventories                         $  191.3        $  263.7

OTHER CURRENT ASSETS
   Deferred income taxes                       $   41.1        $   50.7
   Restricted cash                                 33.5           143.0
   Other                                           58.5            72.0
-----------------------------------------------------------------------
     Total other current assets                $  133.1        $  265.7

PROPERTY, PLANT AND EQUIPMENT
   Land                                        $    3.3        $    7.1
   Buildings and leasehold improvements           134.8           193.9
   Machinery and equipment                        822.5         1,135.5
   Construction in progress                        20.6            18.1
-----------------------------------------------------------------------
     Total                                        981.2         1,354.6
   Less accumulated depreciation                 (768.4)       (1,120.8)
-----------------------------------------------------------------------
     Property, plant and equipment, net        $  212.8        $  233.8

OTHER ASSETS
   Deferred income taxes                       $   39.7        $   14.7
   Capitalized software                            85.1           126.4
   Other                                           18.6            18.5
-----------------------------------------------------------------------
     Total other assets                        $  143.4        $  159.6

OTHER CURRENT LIABILITIES
   Employee separation costs                   $   12.2        $   33.6
   Rebates                                         35.4            36.4
   Deferred revenue                                14.5            15.1
   Taxes other than income taxes                   12.6            21.5
   Other                                          113.8           122.2
-----------------------------------------------------------------------
     Total other current liabilities           $  188.5        $  228.8

Other Liabilities
   Employee severance indemnities              $    2.4        $   29.1
   Pension                                         11.1            31.8
   Other                                           30.5            45.4
-----------------------------------------------------------------------
     Total other liabilities                   $   44.0        $  106.3
=======================================================================

NOTE 5 -- RESTRUCTURING CHARGES AND OTHER SPECIAL CHARGES

In 1997, the Company announced plans to restructure its worldwide operations in order to improve the Company's competitive position, to focus resources on areas of strength and on growth opportunities, and to reduce costs and eliminate unnecessary structure. The Company recorded a $189.9 million pre-tax charge ($152.8 million after taxes) to fourth quarter 1997 earnings. The charge included approximately $160.0 million in restructuring charges primarily associated with employee separation benefits and fixed asset write-offs and additional special charges of $29.9 million included in cost of goods sold, selling, general and administrative expenses, and non-operating expenses, primarily associated with restructuring-related asset write downs and other year-end adjustments. Specific planned actions included the restructuring of European operations, the sale of the CD-ROM business, and the realignment and reduction of general and administrative, manufacturing, marketing, and selected research and development areas, the majority of which were completed prior to December 31, 1998.

In 1998, the Company recorded a $26.2 million benefit in the restructuring line of the Statement of Operations as an adjustment of the restructuring charge recorded in 1997. This benefit resulted primarily from three factors: a better than expected result from the sale of the Company's CD-ROM business, lower than expected costs from closing certain research and development facilities (primarily the facility in the United Kingdom) and lower than expected costs associated with employee terminations. This benefit was recorded as a result of the Company's policy to evaluate its restructuring reserves quarterly and adjust such reserves to reflect changes in estimates as information becomes available. In addition, the Company approved and recorded an additional restructuring charge of $13.0 million, primarily related to asset write-downs, reflecting further portfolio rationalizations. The Company also recorded a $3.6 million benefit in the restructuring line of the Statement of Operations reflecting final adjustments of the restructuring reserves established in the fourth quarter of 1995 in connection with its spin-off from 3M.

The following table represents the cumulative activity related to the Company's 1997 and 1998 restructuring programs, adjusted to exclude those activities specifically related to discontinued operations:

                                      Program             Cumulative              Balance at
(In millions)                       Amounts (1)              Usage             December 31, 1999
------------------------------------------------------------------------------------------------
Severance                           $   58.2              $  (46.0)               $   12.2
Asset impairments                       55.3                 (55.3)                      -
Other                                   33.3                 (24.5)                    8.8
------------------------------------------------------------------------------------------------
Total                               $  146.8              $ (125.8)               $   21.0
================================================================================================

(1) Amount includes the $160.0 million continuing operations restructuring charge recorded in 1997, offset by the $26.2 million benefit and the additional restructuring charge of $13.0 million recorded in 1998.


As part of this restructuring plan, the Company closed a research facility in the United Kingdom, closed an optical manufacturing operation and sold its CD-ROM business. The Company also exited its metal printing plates manufacturing facility in Middleway, West Virginia. From the inception of the restructuring plan through December 31, 1999, the Company has reduced its headcount relating to continuing operations by approximately 1,800. During 1999 and 1998, the Company made cash payments of $20.0 and $40.1 million, respectively, related to the restructuring activities described above. The remaining activities are expected to be completed in 2000.

NOTE 6 -- INCOME TAXES

The components of income (loss) from continuing operations before income taxes are as follows:


(In millions)                                1999             1998              1997
---------------------------------------------------------------------------------------
U.S.                                     $    47.7         $     0.5         $   (72.5)
International                                 21.6             (22.5)            (93.3)
---------------------------------------------------------------------------------------
Total                                    $    69.3         $   (22.0)        $  (165.8)
=======================================================================================

The income tax provision (benefit) from continuing operations is as follows:


(In millions)                                 1999            1998              1997
---------------------------------------------------------------------------------------
Currently payable (refundable)
   Federal                               $    52.0         $   (40.1)        $    (3.8)
   State                                       5.8              (4.5)             (0.4)
   International                               2.3              (1.0)              8.3
Deferred
   Federal                                   (35.7)             35.9             (26.9)
   State                                      (4.0)              4.0              (3.0)
   International                               6.6              (3.6)             (4.4)
---------------------------------------------------------------------------------------
Total                                    $    27.0         $    (9.3)        $   (30.2)
=======================================================================================

The components of net deferred tax assets and (liabilities) are as follows:


(In millions)                                1999             1998
---------------------------------------------------------------------------------------
Receivables                              $       0.3       $    (0.3)
Inventories                                     11.8            14.1
Capitalized software                           (15.5)          (23.3)
Property, plant and equipment                   (7.9)           (8.7)
Payroll and severance                           (3.3)           27.8
Foreign tax credit carryforwards                15.8            14.3
Net operating loss carryforwards                54.9               -
Accrued liabilities                             35.3            39.9
Research and experimentation costs              29.3               -
Other, net                                       5.0            15.9
Valuation allowance                            (45.2)          (14.3)
---------------------------------------------------------------------------------------
Net deferred tax assets                  $      80.5       $    65.4
=======================================================================================

The valuation allowance was provided to account for uncertainties regarding the recoverability of certain foreign net operating loss carryforwards and foreign tax credit carryforwards. Of the aggregate net operating loss carryforwards, $117.1 million expire at various times between 2004 and 2019, and $30.9 million may be carried forward indefinitely. Certain foreign net operating loss carryforwards are subject to adjustment by foreign tax authorities. The foreign tax credit carryforwards expire by 2004.

The provision (benefit) for income taxes from continuing operations differs from the amount computed by applying the statutory U.S. income tax rate (35 percent) because of the following items:


(In millions)                                           1999          1998             1997
---------------------------------------------------------------------------------------------
Tax at statutory U.S. tax rate                       $   24.3      $    (7.7)       $  (58.0)
State income taxes, net of federal benefit                1.8            0.6            (3.9)
Net effect of international taxes                         0.6           (2.0)           31.8
Non-deductible expenses related to acquisitions             -            0.8             0.9
Other                                                     0.3           (1.0)           (1.0)
---------------------------------------------------------------------------------------------
Income tax provision (benefit)                       $   27.0      $    (9.3)       $  (30.2)
=============================================================================================

As of December 31, 1999, approximately $186.4 million of earnings attributable to international subsidiaries were considered to be permanently invested. No provision has been made for taxes that might be payable if these earnings were remitted to the U.S. It is not practical to determine the amount of incremental tax that might arise if these earnings were to be remitted.

Cash paid for income taxes, relating to both continuing and discontinued operations, was $20.0 million in 1999, $26.5 million in 1998 and $10.9 million in 1997.


NOTE 7 -- DEBT

The components of long-term debt as of December 31 are as follows:

(In millions)                                           1999             1998
--------------------------------------------------------------------------------
Revolving credit facility                            $       -         $   31.0
Other                                                      1.2              3.1
--------------------------------------------------------------------------------
                                                           1.2             34.1
Less current portion                                      (0.1)            (1.4)
--------------------------------------------------------------------------------
Total long-term debt                                 $     1.1         $   32.7
================================================================================

On December 31, 1998, the Company entered into a new Loan and Security Agreement (the Loan Agreement) with a group of banks. The Loan Agreement provides for revolving credit, including letters of credit, with borrowing availability based on eligible accounts receivable, inventory and manufacturing machinery and equipment not to exceed $175.0 million. Borrowing availability at December 31, 1999 was $130.2 million. The Loan Agreement provides for, at the option of the Company, borrowings at either a floating interest rate based on a defined prime rate or a fixed rate related to the London Interbank Offering Rate (LIBOR), plus a margin based on the Company's interest expense coverage. The margins over a defined prime rate and LIBOR range from zero to 0.75 percent and 1.25 to 2.25 percent, respectively. Letter of credit fees are equal to the LIBOR margins and a commitment fee of 0.375 percent per annum is payable on the unused line. The Loan Agreement is collateralized by substantially all the domestic assets of the Company, excluding the corporate campus land and buildings, and a pledge of 65 percent of the stock of certain of the Company's foreign subsidiaries. Covenants include maintenance of a minimum tangible net worth and borrowing base availability, with certain restrictions on the incurrence of additional indebtedness, sale of assets, mergers and consolidation, transactions with affiliates, creation of liens, and certain other matters.

No borrowings were outstanding under the Loan Agreement at December 31, 1999. As of December 31, 1998, $31.0 million of borrowings at an interest rate of 8.75 percent was outstanding under the Company's prior $350 million revolving credit facility with a syndicate of banks (the Credit Agreement). On January 4, 1999, the Company repaid the amounts outstanding and terminated the Credit Agreement. As of December 31, 1999, the Company had outstanding letters of credit of $3.6 million in the U.S.

Long-term debt maturities as of December 31, 1999 are as follows:


(In millions)                2000     2001    2002    2003    2004    Thereafter   Total
----------------------------------------------------------------------------------------
Long-term debt maturities    $0.1     $0.1    $0.1    $0.1    $0.1       $0.7       $1.2
========================================================================================

Short-term debt, excluding the current portion of long-term debt, as of December 31, 1999 and 1998, was $27.2 million and $23.8 million, respectively, which consisted primarily of local borrowings by international subsidiaries. These borrowings have original maturities of one year or less and have a weighted average interest rate of 5.2 and 5.8 percent as of December 31, 1999 and 1998, respectively. As of December 31, 1999, the Company had an additional $34.9 million available under credit facilities held by various subsidiaries outside the U.S.

The Company estimates that the fair value of short-term and long-term debt approximates the carrying amount of debt as of December 31, 1999 and 1998.

The Company's interest expense for 1999, 1998 and 1997 was $2.1 million, $11.7 million (net of $1.0 million capitalized) and $9.6 million (net of $1.5 million capitalized), respectively. Cash paid for interest in these periods, relating to both continuing and discontinued operations, was $2.8 million, $24.3 million and $13.2 million, respectively.


NOTE 8 -- FINANCIAL INSTRUMENTS

To manage risks associated with foreign currency transaction exposures, the Company utilizes foreign currency forward and option contracts. These contracts generally have maturities of less than six months. As of December 31, 1999 and 1998, the Company had foreign currency forward contracts outstanding, and the notional amount and fair value adjustment are as follows:

                                                  1999                           1998
                                      ---------------------------    ---------------------------
                                      Notional         Fair          Notional         Fair
(In millions)                          Amount    Value Adjustment     Amount    Value Adjustment
------------------------------------------------------------------------------------------------
Foreign currency forward contracts     $220.6         $(2.3)          $218.7         $(0.4)
================================================================================================

The estimated fair market values were determined using available market information or other appropriate valuation methodologies.

To manage interest rate risk, in March 1997, the Company entered into a three-year interest rate swap agreement for a notional amount of $100.0 million. The swap agreement provided for the Company to pay a fixed rate of 6.63 percent and receive a variable rate of three-month LIBOR. This interest rate swap was terminated in the fourth quarter of 1998 in connection with repayment of the Credit Agreement.

The Company is exposed to credit loss in the event of nonperformance by counter-parties in interest rate swaps, and foreign currency and commodity forward and option contracts, but does not anticipate nonperformance by any of these counter-parties. The Company actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting major international banks and financial institutions as counter-parties.


NOTE 9 -- LEASES

In March 1997, the Company entered into a Master Lease and Security Agreement in connection with the construction of a research and development facility at the Company's headquarters site. The facility was completed in May 1998 and lease payments commenced at that time. In December 1998, the Company acquired the building, at which time all future lease obligations were terminated.

Rent expense under operating leases, which primarily relate to equipment and office space, amounted to $12.1 million, $14.6 million and $16.5 million in 1999, 1998 and 1997, respectively. The following table sets forth the minimum rental payments under operating leases with non-cancelable terms in excess of one year as of December 31, 1999:


(In millions)              2000     2001     2002     2003    2004   Thereafter   Total
---------------------------------------------------------------------------------------
Minimum lease payments    $14.3     $9.0     $5.5     $1.7    $1.0       $2.0     $33.5
=======================================================================================

NOTE 10 -- SHAREHOLDERS' EQUITY

The Company maintains a shareholder rights plan (Rights Plan) under which the Company has issued one preferred share purchase right (Right) for each common share of the Company. If they become exercisable, each Right will entitle its holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $125, subject to adjustment. The Rights are exercisable only if a person or group (Acquiring Person) acquires beneficial ownership of 15 percent or more of the Company's outstanding common stock, except that the Rights Plan excludes acquisitions by any Acquiring Person who becomes the beneficial owner of 15 percent or more of the shares of common stock then outstanding as a result of a reduction in the number of shares of common stock outstanding due to the repurchase of common stock by the Company unless and until such person, after becoming aware of such, acquires beneficial ownership of any additional shares of common stock. The Rights expire on July 1, 2006 and may be redeemed earlier by the Board of Directors for $0.01 per Right.

During the first quarter of 1997, the Company's Board of Directors authorized the repurchase of up to 6 million shares of the Company's common stock. During the first and second quarters of 1997, approximately 2.5 million shares were repurchased. On January 26, 1999, the Company announced an incremental increase of 6.5 million shares to the remaining open share repurchase authorization; to bring the total to 10 million shares. During 1999, the Company repurchased approximately 4.4 million shares. As of December 31, 1999, the Company held 5.7 million shares of treasury stock acquired at an average price of $20.74 per share.

In connection with the acquisition of Cemax, the Company assumed certain outstanding warrants on Cemax stock which the Company agreed to convert into warrants to acquire 93,375 shares of the Company's common stock. The warrants had an exercise price of $20.77 and became exercisable upon the acquisition of Cemax by the Company. In January 1999, the Company entered into an agreement which terminated these warrants.

NOTE 11 -- BUSINESS SEGMENT INFORMATION

The Company's current businesses are organized, managed and internally reported as three segments differentiated primarily by their products and services, but also by the markets they serve. These segments, whose results are shown below, are Data Storage and Information Management, providing removable data storage media, services and solutions for use in the mobile and desktop, network and enterprise data center markets; Color Technologies (formerly Product Technologies), whose principal products include printing and color proofing systems, printing films and plates for the graphic arts marketplace, and carbonless paper, such as multi-part business forms; and Digital Solutions and Services, which provides 24-hour technical service and support for equipment sold by the Company as well as by other third party equipment vendors, professional services, and document imaging products for large format engineering documentation.

                                     Data                    Digital
Business Segment                 Storage and                Solutions    Corporate,
Information                      Information     Color         and       Other and
(In millions)                     Management  Technologies  Services    Unallocated       Total
-------------------------------------------------------------------------------------------------
Net revenues (1)        1999       $  952.1    $  339.8     $  114.1    $    6.6      $  1,412.6
                        1998          714.2       410.0        143.5        61.2         1,328.9
                        1997          776.6       479.1        168.1        78.3         1,502.1
-------------------------------------------------------------------------------------------------
Operating               1999       $   31.9    $   37.8     $   (2.0)   $   (4.3)     $     63.4
income (loss) (1)       1998          (30.5)       35.5         (3.3)      (12.7)          (11.0)
                        1997           22.7        40.6          5.3      (209.8)         (141.2)
-------------------------------------------------------------------------------------------------
Assets (2)              1999       $  460.6    $  147.4     $   47.2    $  472.4      $  1,127.6
                        1998          367.7       174.0         55.5       716.1         1,313.3
                        1997          392.0       181.8         72.0     1,019.7         1,665.5
-------------------------------------------------------------------------------------------------
Depreciation            1999       $   55.2    $   25.0     $    3.5    $    4.0      $     87.7
and                     1998           48.3        24.4          6.5        50.2           129.4
Amortization (2)        1997           69.9        20.3          4.0        53.3           147.5
-------------------------------------------------------------------------------------------------
Capital                 1999       $   47.9    $    8.6     $    1.0    $    6.6      $     64.1
Expenditures (2)        1998           33.0         9.4          1.0        89.0           132.4
                        1997           41.5        20.5          2.0        52.3           116.3
-------------------------------------------------------------------------------------------------

(1) The Corporate, Other and Unallocated amounts for net revenues and operating income (loss) primarily include the results for certain businesses not included in the Company's disclosable business segments, general overhead which was previously allocated to the Medical Imaging Systems and Photo Color Systems businesses, as well as restructuring-related charges and credits.

(2) Segment assets primarily include accounts receivable, inventory, and net property, plant and equipment associated with the Company's disclosable business segments. Assets included in Corporate, Other and Unallocated are cash and equivalents, deferred income taxes, certain unallocated net property, plant and equipment, assets of divested and discontinued businesses and other miscellaneous assets. Depreciation and amortization and capital expenditure amounts include amounts associated with these assets.

The following table presents information about the company by geographic area.

                                    United                                     Total
(In millions)                       States           International            Company
--------------------------------------------------------------------------------------
Net revenues (1)      1999          $ 783.4             $  629.2             $ 1,412.6
                      1998            755.9                573.0               1,328.9
                      1997            848.7                653.4               1,502.1
--------------------------------------------------------------------------------------
Long-lived            1999          $ 255.9             $   54.1             $   310.0
assets (2)            1998            299.3                 88.3                 387.6
                      1997            383.4                158.3                 541.7
======================================================================================

(1)  Net revenues are classified into geographic areas based on destination.

(2) Includes net property, plant and equipment, intangible and other non-current assets excluding deferred income taxes.

NOTE 12 -- RETIREMENT PLANS

The Company has various non-contributory defined benefit employee pension plans covering substantially all U.S. employees and certain employees outside the U.S. Total pension expense was $15.5 million, $14.8 million and $22.6 million in 1999, 1998 and 1997 respectively. Net pension cost is reported on a continuing operations basis, whereas the funded status of the pension plans includes both continuing and discontinued operations.

The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans.


U.S. PLAN
(In millions)                                              1999                1998
-------------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation, beginning of year         $  69.5             $   32.1
Service cost                                               14.3                 16.4
Interest cost                                               4.1                  2.4
Actuarial (gain) loss                                     (12.8)                 3.7
Benefits paid                                              (6.8)                (2.0)
Special termination benefits (1)                            1.2                 16.9
-------------------------------------------------------------------------------------
Projected benefit obligation, end of year               $  69.5             $   69.5

CHANGE IN PLAN ASSETS
Plan assets at fair value, beginning of year            $  38.9             $    7.0
Actual return on plan assets                                9.3                  4.5
Company contributions                                      38.1                 29.4
Benefits paid                                              (6.8)                (2.0)
-------------------------------------------------------------------------------------
Plan assets at fair value, end of year                  $  79.5             $   38.9

ACCRUED PENSION COST
Funded status of the plan                               $  10.0             $  (30.6)
Unrecognized actuarial (gain) loss                        (15.8)                 1.9
-------------------------------------------------------------------------------------
Total accrued pension cost                              $  (5.8)            $  (28.7)



ASSUMPTIONS, END OF YEAR                                1999                1998               1997
----------------------------------------------------------------------------------------------------
Discount rate                                           7.25%               6.50%              7.25%
Expected return on plan assets (for following year)     7.50%               8.00%              9.00%
Rate of compensation increase                           4.75%               4.75%              4.75%

Net periodic pension cost includes the following components:


(In millions)                                              1999                1998               1997
--------------------------------------------------------------------------------------------------------
TOTAL COST
Service cost                                            $  14.3             $   16.4            $  16.7
Interest cost                                               4.1                  2.4                0.6
Expected return on plan assets                             (4.4)                (1.5)              (0.2)
Special termination benefits (1)                            1.2                 16.9                6.5
Discontinued operations                                    (1.6)               (20.8)              (3.5)
--------------------------------------------------------------------------------------------------------
Net periodic pension cost                               $  13.6             $   13.4            $  20.1
========================================================================================================


(1) In 1999, $1.2 million was recognized for curtailment and other benefits for employees transferred to Schroder Ventures as part of the sale of the Photo Color Systems business (see Note 3). In 1998, $16.9 million was recognized for curtailment and other benefits for employees transferred to Kodak as part of the sale of the Medical Imaging Systems business (see Note 3). In 1997, $6.5 million was recognized for restructuring charges.


INTERNATIONAL PLANS
(In millions)                                             1999                 1998
-------------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation, beginning of year         $  55.1             $   59.3
Service cost                                                1.1                  1.4
Interest cost                                               3.0                  2.8
Foreign exchange rate changes                              (2.0)                 0.9
Actuarial (gain) loss                                      (1.6)                 5.9
Benefits paid                                              (0.5)                (0.6)
Amendments                                                    -                  0.9
Transfer of obligations (2)                                 2.4                (15.5)
-------------------------------------------------------------------------------------
Projected benefit obligation, end of year               $  57.5             $   55.1

CHANGE IN PLAN ASSETS
Plan assets at fair value, beginning of year            $  49.3             $   57.9
Actual return on plan assets                                3.4                  7.1
Foreign exchange rate changes                              (2.1)                 0.7
Company contributions                                       2.3                  1.3
Benefits paid                                              (0.5)                (0.6)
Transfer of assets (2)                                     (1.3)               (17.1)
-------------------------------------------------------------------------------------
Plan assets at fair value, end of year                  $  51.1             $   49.3

ACCRUED PENSION COST
Funded status of plan                                   $  (6.4)            $   (5.8)
Unrecognized items                                          3.4                  5.2
-------------------------------------------------------------------------------------
Total accrued pension cost                              $  (3.0)            $   (0.6)

AMOUNT RECOGNIZED IN FINANCIAL STATEMENTS
Prepaid pension cost                                    $   2.3             $    2.5
Accrued pension liability                                  (5.3)                (3.1)
-------------------------------------------------------------------------------------
Total recognized                                        $  (3.0)            $   (0.6)


ASSUMPTIONS, END OF YEAR                                    1999                1998               1997
-------------------------------------------------------------------------------------------------------
Discount rate                                               5.00%               5.60%             6.70%
Expected return on plan assets (for following year)         6.75%               7.00%             7.80%
Rate of compensation increase                               3.75%               3.20%             4.60%

Net periodic pension cost includes the following components:


(In millions)                                              1999                1998                1997
-------------------------------------------------------------------------------------------------------
TOTAL COST
Service cost                                             $  1.1            $    1.4             $  2.6
Interest cost                                               3.0                 2.8                4.2
Expected return on plan assets                             (3.2)               (2.3)              (5.9)
Amortization of unrecognized items                          1.0                 0.5                2.0
Settlements and curtailments                                  -                (0.7)                 -
Discontinued operations                                       -                (0.3)              (0.4)
-------------------------------------------------------------------------------------------------------
Net periodic pension cost                                $  1.9            $    1.4             $  2.5
=======================================================================================================


(2) 1998 includes certain benefit obligations and related plan assets transferred to 3M and other defined contribution plans. 1999 includes the transfer of certain benefit obligations and related plan assets from 3M, offset by transfers to Kodak.

In addition to the above, the Company's Italian subsidiary sponsors an employee severance indemnity plan as required by law. The accrued liability for this severance indemnity plan is included in other liabilities and was $2.4 million and $29.1 million as of December 31, 1999 and 1998, respectively. The Company measures the vested benefit obligation as the amount that would be payable if the employees under the plan would separate currently. Expense for this plan was $0.4 million, $0.4 million and $0.6 million in 1999, 1998 and 1997, respectively.


NOTE 13 -- EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLANS

The Company sponsors a 401(k) retirement savings plan under which eligible U.S. employees may choose to save up to 15 percent of eligible compensation on a pre-tax basis, subject to certain IRS limitations. The Company matches employee contributions 100 percent on the first three percent of eligible compensation and 25 percent on the next three percent of eligible compensation. The Company also sponsors a variable compensation program, in which the Company will contribute up to three percent of eligible employee compensation to employees' 401(k) retirement accounts, depending upon Company performance.

The Company established an ESOP during 1996 as a cost-effective way of funding the employee retirement savings benefits noted above. The ESOP borrowed $50.0 million from the Company in 1996 and used the proceeds to purchase approximately
2.2 million shares of the Company's common stock, with the ESOP shares pledged as collateral for the debt. The Company makes monthly contributions to the ESOP equal to the debt service plus an applicable amount so that the total contribution releases a number of shares equal to that required to satisfy the Company's matching requirements. As the debt is repaid, shares are released from collateral and allocated to employee accounts. The shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheets. The Company reports compensation expense equal to the current market price of the shares released, and released shares are considered outstanding for the computation of earnings per share.

The ESOP shares as of December 31, 1999 and 1998, are as follows:

                                                            1999              1998
-----------------------------------------------------------------------------------------
   Released and allocated shares                          1,297,333             1,035,484
   Unreleased shares                                        878,554             1,140,403
-----------------------------------------------------------------------------------------
   Total original ESOP shares                             2,175,887             2,175,887
-----------------------------------------------------------------------------------------
Fair value of unreleased shares as of December 31       $29,486,000           $19,957,000
=========================================================================================

Total expense related to the ESOP was $5.9 million, $6.4 million and $6.8 million in 1999, 1998 and 1997, respectively.


NOTE 14 -- EMPLOYEE STOCK PLANS

The Company currently has stock options outstanding under the Imation 1996 Employee Stock Incentive Program (the Employee Plan) and the Imation 1996 Directors Stock Compensation Program (the Directors Plan).

The Employee Plan was approved and adopted by 3M on June 18, 1996, as the sole shareholder of the Company, and became effective on July 1, 1996. The total number of shares of common stock that may be issued or awarded under the Employee Plan may not exceed 6,000,000. All shares subject to awards under the Employee Plan that are canceled or terminated will be available again for issuance pursuant to awards under the Employee Plan. Grant prices are generally equal to the fair market value of the Company's common stock at date of grant. The options normally have a term of ten years and generally become exercisable from one to five years after grant date. At December 31, 1999 and 1998, there were 1,307,722 and 2,321,470 shares available for grant under the Employee Plan, respectively.

The Directors Plan was also approved and adopted by 3M, as the sole shareholder of the Company, and became effective on July 1, 1996. The total number of shares of common stock that may be issued or awarded under the Directors Plan may not exceed 800,000. The outstanding options are non-qualified options with a term of ten years and generally become exercisable one year after grant date. Grant prices are generally equal to the fair market value of the Company's common stock at the date of grant. As of December 31, 1999 and 1998, there were 490,857 and 584,177 shares available for grant under the Directors Plan, respectively.


The following table summarizes stock option activity for 1999, 1998 and 1997:

                            Year Ended December 31,      Year Ended December 31,     Year Ended December 31,
                                      1999                        1998                        1997
                        ----------------------------   --------------------------  --------------------------

                            Stock       Weighted        Stock        Weighted       Stock         Weighted
                           Options       Average       Options        Average      Options       Average
                                      Exercise Price               Exercise Price              Exercise Price
-------------------------------------------------------------------------------------------------------------
Outstanding beginning of
year                      3,695,310       $22.49      5,184,676        $21.47      2,648,157       $21.31
Granted                   1,502,291        19.11        583,053         16.86      2,903,244        21.11
Exercised                  (582,092)       21.26       (416,732)         6.54       (190,120)       11.50
Canceled                   (295,828)       25.68     (1,655,687)        17.38       (176,605)       23.84
-------------------------------------------------------------------------------------------------------------
Outstanding, end of
year                      4,319,681        21.43      3,695,310         22.49      5,184,676        21.47
Exercisable, end of
year                      1,905,531        22.87      1,882,800         22.47      2,121,243        19.95


The following table summarizes information about stock options outstanding as of December 31, 1999:

                                                            Options                             Options
                                          Weighted        Outstanding-                        Exercisable-
                                          Average           Weighted                            Weighted
 Range of Exercise      Options          Remaining      Average Exercise       Options      Average Exercise
      Prices          Outstanding     Contractual Life       Price           Exercisable         Price
------------------------------------------------------------------------------------------------------------
 $ 0.73 to $10.39         10,096         4.4 years           $ 0.98             10,096            $ 0.98
 $14.15 to $19.20      1,674,514         9.1 years           $17.42            186,414            $17.66
 $22.38 to $23.95      1,319,936         6.8 years           $22.71          1,064,186            $22.66
 $24.41 to $27.65      1,184,501         7.5 years           $24.91            641,301            $25.04
 $28.15 to $32.75        130,634         9.8 years           $30.13              3,534            $28.60
------------------------------------------------------------------------------------------------------------
 $0.73 to $32.75       4,319,681         8.0 years           $21.43          1,905,531            $22.87

The Company has adopted the disclosure only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Accordingly, no compensation expense has been recognized for the stock option plans. If the fair value of options granted had been recognized as compensation expense on a straight-line basis over the vesting periods in accordance with the provisions of SFAS No. 123, pro forma pre-tax income would have been $5.8 million lower ($3.6 million after taxes or $0.10 per basic and diluted share) for 1999, $8.3 million lower ($5.0 million after taxes or $0.13 per basic and diluted share) for 1998 and pro forma pre-tax loss would have been $12.7 million higher ($7.8 million after taxes or $0.20 per basic and diluted share) for 1997.

The weighted average fair values at date of grant for options granted by the Company in 1999, 1998 and 1997 are as follows:

                                                       1999      1998     1997
                                                       ----      ----     ----

Exercise price equals market price on grant date:      $8.16     $7.33    $ 9.55
Exercise price less than market price on grant date:       -     $8.10    $17.71

The fair values at date of grant were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                       1999             1998            1997
            --------------------------------------------------------------------
            Volatility                 41%              40%             40%
            Risk free interest rate    5.33%            5.35%           6.47%
            Expected life (months)     59               51              52
            Dividend growth            Zero             Zero            Zero


NOTE 15 -- SUPPLEMENTAL NON-CASH ITEMS

In connection with the November 30, 1998 sale of the Medical Imaging Systems business to Kodak (see Note 3), the Company received cash of $143.0 million that was restricted until the medical imaging businesses in Europe were legally transferred to Kodak in the first quarter of 1999. The restricted cash is classified as part of other current assets in the December 31, 1998 Consolidated Balance Sheet and, as a result, is excluded from the proceeds of the sale reflected in the 1998 Consolidated Statement of Cash Flows. The proceeds are reflected as an investing activity in the 1999 Consolidated Statement of Cash Flows.


NOTE 16 -- COMMITMENTS AND CONTINGENCIES

The Company is the subject of various pending or threatened legal actions in the ordinary course of its business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. Consequently, as of December 31, 1999, the Company is unable to ascertain the ultimate aggregate amount of any monetary liability or financial impact that may be incurred by the Company with respect to these matters. While these matters, including the Jazz Photo Corp. (Jazz Photo) matter described below, could materially affect operating results of any one quarter when resolved in future periods, it is management's opinion that after final disposition, any monetary liability or financial impact to the Company beyond that provided in the consolidated balance sheet as of December 31, 1999 would not be material to the Company's financial position or annual results of operations or cash flows.

On May 10, 1999, Jazz Photo served the Company and its affiliate, Imation S.p.A., with a civil complaint filed in New Jersey Superior Court. The complaint charges breach of contract, breach of warranty, fraud, and racketeering activity in connection with the Company's sale of allegedly defective film to Jazz Photo. In the complaint, Jazz Photo seeks unspecified compensatory damages, treble damages, punitive damages and equitable relief. The Company disputes any liability to Jazz Photo and is vigorously defending the action.

NOTE 17 -- QUARTERLY DATA (UNAUDITED)


(In millions,
except per share amounts)                   First          Second          Third        Fourth       Total
-------------------------------------------------------------------------------------------------------------
1999
   Net revenues                           $  341.2      $   354.2        $ 346.0       $  371.2    $ 1,412.6
   Gross profit                              102.9          107.7          110.9          112.1        433.6
   Operating income                            4.7           16.7           22.7           19.3         63.4
   Income from continuing operations           3.5           10.7           13.8           14.3         42.3
   Discontinued operations                     2.6            2.0           (3.0)             -          1.6
   Net income                                  6.1           12.7           10.8           14.3         43.9
   Earnings per common share, continuing
    operations:
      Basic                               $   0.09      $    0.29        $  0.38       $   0.39    $    1.13
      Diluted                                 0.09           0.29           0.37           0.39         1.12
   Earnings (loss) per common share,
    discontinued operations:
      Basic                               $   0.07      $    0.05        $ (0.09)             -    $    0.05
      Diluted                                 0.07           0.05          (0.08)             -         0.05
   Earnings per share, net income:
      Basic                               $   0.16      $    0.34        $  0.29       $   0.39    $    1.18
      Diluted                                 0.16           0.34           0.29           0.39         1.17
-------------------------------------------------------------------------------------------------------------
1998 (1)
   Net revenues                           $  349.1      $   311.8        $ 331.7       $  336.3    $ 1,328.9
   Gross profit                              110.3           96.7          115.4          104.4        426.8
   Operating (loss) income                    (6.7)          (7.8)          11.8           (8.3)       (11.0)
   (Loss) income from continuing operations   (6.5)          (7.0)           5.6           (4.8)       (12.7)
   Discontinued operations                     8.5           11.8            7.8           41.7         69.8
   Net income                                  2.0            4.8           13.4           36.9         57.1
   Basic and diluted (loss) earnings per
    common share:
      Continuing operations               $  (0.17)     $   (0.18)       $  0.14       $  (0.12)   $   (0.33)
      Discontinued operations                 0.22           0.30           0.20           1.06         1.78
      Net income                              0.05           0.12           0.34           0.94         1.45
=============================================================================================================

(1) Includes $2.6 million of costs, recorded in non-operating expenses, related to the change in the company's credit facility in the fourth quarter, a net adjustment in restructuring of $13.2 million in the third quarter and a $3.6 million benefit in restructuring in the second quarter.

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Imation Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of Imation Corp. and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                        /s/ PricewaterhouseCoopers LLP
                                            PricewaterhouseCoopers LLP



Minneapolis, Minnesota
January 27, 2000